EXHIBIT 3.5



                         CERTIFICATE OF INCORPORATION
                                      OF
                             VANDERBILT ABS CORP.


         The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify as follows:

         FIRST: The name of the corporation is Vanderbilt ABS Corp. (the "Corporation").

         SECOND: The address of its registered office in the State of Delaware is 9 Loockerman Street in the city of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is National Registered Agents, Inc.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

         FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, and the par value of such shares shall be $0.01 per share.

         FIFTH: The name and mailing address of the sole incorporator is as follows:

                  Name                   Mailing Address
                  -----                  -----------------

                Doug Franck              414 Union Street, Suite 1600
                                         Nashville, Tennessee 37219

         SIXTH: The Corporation is to have perpetual existence.

         SEVENTH: Election of directors need not be written by ballot unless the By-laws of the Corporation shall so provide. The books of the Corporation may (subject to any statutory requirements) be kept at such place whether within or outside the State of Delaware as may be designated by the Board of Directors or in the By-laws of the Corporation.



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         EIGHTH: The affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The number of directors of the Corporation shall be from time to time fixed by, or in the manner provided in, the By-laws of the Corporation, with the initial Board of Directors consisting of three members. The names of the directors who are to serve as initial directors of the Corporation until the first annual meeting of stockholders or until their successors are duly chosen and qualified are:

                                Kevin Clayton
                                David Jordan
                                Paul Nichols

         NINTH: A director of the Corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the Corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall a director of the Corporation be liable to account to the Corporation for any profit realized by him from or through any transaction or contract of the Corporation by reason of the fact that he, or any firm of which he is a member, or any corporation of which he is an officer, director or stockholder, was interested in such transaction or contract if such transaction or contract has been authorized, approved or ratified in the manner provided in the General Corporation Law for authorization, approval or ratification of transactions or contracts between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest.

         TENTH: (a) No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         (b) If the General Corporation Law of the State of Delaware shall be amended after this Certificate of Incorporation is filed with the Secretary of State of Delaware to authorize corporate action further eliminating or limiting the liability of directors, then a director of the corporation, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the General Corporation Law, as so amended.

         ELEVENTH: In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to adopt, amend and repeal from time to time the By-laws of the Corporation as and to the extent permitted therein.

         TWELFTH: The Board of Directors, by the affirmative vote of a majority of 100% of the members of the Board, and irrespective of any personal interest of its members, shall have authority to provide reasonable compensation to all directors for services, ordinary or extraordinary, to the Corporation as directors, officers or otherwise.

         THIRTEENTH: Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer (or its equivalent) of another enterprise, shall be indemnified by the Corporation to the fullest extent authorized by the General Corporation Law as it may be in effect from time to time, except as to any action, suit or proceeding brought by or on behalf of a director or officer without prior approval of the Board of Directors.

         FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, I the undersigned, being the sole incorporator hereinbefore named, do hereby execute this Certificate of Incorporation this 11th day of May, 2001.



                                             /s/ Doug Franck
                                             --------------------------
                                             Doug Franck
                                             Sole Incorporator